                               February 26, 1999


Dynatem, Inc.
23263 Madero, Suite C
Mission Viejo, California 92691

  Re:  Registration Statement on Form S-8
       ----------------------------------

Ladies and Gentlemen:

  We have acted as counsel for Dynatem, Inc. (the "Company") in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 375,000 shares of the Company's Common Stock, no par value (the "Common Stock"), issuable collectively under the Company's 1993 and 1998 Stock Option Plans.

  We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan and of such other documents, corporate records, certificates of public officials and other instruments relating to the adoption and implementation of the Plan as we deemed necessary or advisable for purposes of this opinion.

  Based on the foregoing examination and subject to compliance with applicable state securities and "blue sky" laws, we are of the opinion that the shares of Common Stock issuable pursuant to the Plan are duly authorized and, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

  We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references therein to our firm.

                              Very truly yours,



                              HIGHAM, McCONNELL & DUNNING LLP



                                  Exhibit 5.1